Exhibit 99.2
Applied Micro

Fiscal 2Q 2015 Conference Call Script

October 28, 2014

Traci Tsuchiguchi - Vice President of Investor Relations

Good afternoon everyone and thank you for joining today’s conference call. On the call with me are Dr. Paramesh Gopi, our President and CEO, and Doug Ahrens, our Vice President and CFO.

Before we begin, I would like to remind you that various remarks that we make on this call, including those about future financial results, including revenues, gross margins, operating expenses, design wins, product plans, our competitive situation, market trends, statements about future development, production and adoption of X-Gene™, X-Weave™, HeliX™ and other products and our anticipated growth and profitability all constitute forward-looking statements for the purpose of the safe harbor provisions under the Private Securities Litigation Reform Act, and do not take into account any restructuring or related activities that the Company may undertake.

These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially. We refer you to our most recent Forms 10-K and 10-Q filed with the SEC, in particular to the section entitled “Risk Factors,” and to other reports that we may file from time to time with the SEC for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update them.

I want to point out that several securities analysts cover our stock and this creates a range of variability relative to the Street financial models. When we say “Street estimates”, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the Company.

During the quarter, we are scheduled to present at the Raymond James S4 and the BMO Technology Conferences in New York.

With that I will turn the call over to Paramesh.

Paramesh Gopi - President & CEO

Thanks Traci.

As you’ve seen in our earnings release, the September quarter was challenging, as our revenue and net loss per share came in below our guidance range. Our forecast did not adequately anticipate the impact that reduced service provider spending would have on our Connectivity business in the near-term. Given the recent commentary from some of our largest customers, and other component suppliers into the service provider space, we believe these headwinds are transitory. In addition, consistent with our commentary last quarter, our legacy PowerPC business declined sequentially.

The good news is that revenue from X-Gene in the quarter was in-line with our expectations, with strong sequential growth. Our pipeline for X-Gene continues to grow, design wins continue, and substantial progress has been made over the last few months. X-Gene-based server and HPC platforms are now commercially available from multiple Tier One OEMs and multiple leading server platform ODMs, and the category that we have created is well underway.

Importantly, we are committed to continue our investments in X-Gene and our other growth initiatives, as we traverse this transitory period of softness in our base business. While it is clear that the base business is experiencing headwinds, we believe that the recent rate of its decline is abating.

That said, we intend to make the appropriate adjustments to move the base business towards break-even until X-Gene revenue breaks out. We view the current non-GAAP losses as transitory, which we expect to resolve in the coming quarters.

I’d like to highlight some of the announcements and milestones from ARM TechCon earlier this month, and would like to note that X-Gene 2 won the “Best in Show” award. These achievements are proof points that the strategic transformation of the Company is well underway:

Number (1): HP commercially released the m400 server cartridge, featuring X-Gene. HP’s Moonshot system holds 45 server cartridges per chassis and importantly bears the ProLiant designation, representing the enterprise-ready, technology hardened X-Gene platform. HP has publically cited that both Sandia National Labs and the University of Utah have now deployed X-Gene. To quote our partners, “These things actually run as you would expect a real server to go. The performance difference there is really important to point out. This is a true enterprise class server.”

Number (2): Moor Insights & Strategy published a white paper comparing the total cost of ownership, or TCO difference between an X-Gene 1, 40 nm -based system relative to that of the newest 22nm-based x86 system. The bottom line is that X-Gene-based systems offer a 35% TCO reduction relative to Haswell / Grantley. Moreover, this translates to an estimated 50% TCO reduction relative to Sandy Bridge which constitutes the majority of deployed servers today.

Number (3): We demonstrated two generations of X-gene relative to three generations of x86 servers, showing compelling performance within a typical power envelope, and alternatively, very low power at the same performance levels running industry standard benchmarks. We also demonstrated live X-Gene 2 silicon with integrated RDMA over Converged Ethernet, or RoCE, delivering twice the performance and half the latency relative to an x86 system.

Number (4): Ecosystem progress continues. The first ARM 64-bit enterprise grade software releases, including OpenStack, are now in production. Additionally, Oracle demonstrated full 64-bit enterprise Java on X-Gene production platforms, preceding production Java release in calendar 2015.

Number (5): I would like to remind you that in June, X-Gene was validated as a viable platform for high performance computing applications. I am happy to report that CERN, the largest supercomputing facility in the European Union, has concluded that X-Gene 1 surpassed a Xeon E5 as well as a Xeon Phi on the increasingly important metric of performance-per-watt. We look forward to more proof points at SC14 in New Orleans next month.

Number (6): We officially launched HeliX, the world’s first ARM 64-bit embedded processor family. We are already having notable success bringing ARM 64-bit to the embedded space since we are the only supplier with two generations of ARM 64-bit silicon. At our launch, we had a distinguished panel of Tier One OEMs and partners, including Cisco, Hewlett Packard, Netgear, Konica Minolta, WindRiver and Canonical, that spoke of customer convergence around ARM 64-bit embedded platforms. HeliX leverages our investment in ARM 64-bit and the development of X-Gene as well as our time-to-market leadership and successful history in the embedded space.

Importantly, we expect the HeliX family to drive resurgent growth in the embedded side of our Computing business. Our established presence in the embedded space with PowerPC products combined with our existing ARM 64-bit investments have provided the foundation upon which we can capitalize on the natural migration towards ARM in embedded applications.

With the embedded software ecosystem leveraging all of our groundbreaking work to proliferate a large number of platforms, we expect our existing engagements will generate additional wins going forward.

With HeliX, we have secured a number of flagship Tier One design wins, and we expect these wins to continue to expand.

It is now clear that the industry is aggressively moving to ARM, and we are first to market with the right products at the right time. Given the magnitude of investments our customers are making, in terms of both dollars and engineering resources, we believe that we are in the midst of establishing a stronghold for HeliX in the high-performance embedded space.

HeliX is a great example of how we can leverage our existing investments and IP to introduce new products and address a growing number of market opportunities.

The strategic imperatives we put into place years ago are beginning to bear fruit and the transformation of AppliedMicro is starting to take hold.

Now, turning to our base business: On the Connectivity side, we are seeing a revenue impact from the fluctuations in carrier spending, as discussed by several of our large customers as well as other component suppliers with exposure to the service provider end market. We continue to believe that we are well positioned within this space with our leadership in OTN and 100 Gbps technology.

On the Computing side, we believe the step function decline in the legacy PowerPC business is behind us. As discussed, this business will be augmented by our wins in the ARM 64-bit embedded space as our HeliX family ramps into production.

On the data center front, we have begun shipping our next generation X-Weave products which are on track to ramp in the December and March quarters. Just last week, we received first silicon back for a brand new product and the newest member of our X-Weave family. This product represents the next generation of PHYs for the data center. It is a programmable DSP-based PHY solution that can serve backplanes, short-reach optics and short-reach copper. We expect to begin to generate revenue from this product in calendar 2016.

As we expect X-Gene to contribute most of our growth in revenue, let me remind you of the five steps to commercial deployment that are necessary to enable revenue growth. Steps one through four are within our span of control and represent the major milestones that X-Gene has achieved and that any subsequent ARM 64bit server silicon provider will have to complete ahead of commercial deployment.

Currently, we are in Step 5, commercial deployment, driven by customer adoption decisions. These are based on our customers’ internal application software schedules and their key ecosystem partner software deliverables.

Given the general availability of X-Gene production silicon and end platforms, we are fully on track to ship at least ten thousand X-Gene units in this fiscal year. We view this milestone as “meaningful” and a sign that ARM 64-bit in the data center is starting to take hold.

In the past quarter, we have continued to see broader customer engagements and more data center operators porting their internal application software and making additional investments in X-Gene. These end customers include Tier One companies operating data centers of more than 100,000 servers as well as an expanding funnel of smaller and mid-sized data centers. We firmly believe that this adoption trend is just the tip of the iceberg, which is part of a total available market in excess of ten billion dollars today.

Let me be clear. We are very excited about the growth drivers ahead. We are driving architectural choice for the first time in well over a decade in the server processor market. We have delivered two generations of X-Gene silicon, and we have preserved our clear 18 to 24 month time to market advantage relative to other potential ARM

64-bit silicon suppliers. Equally as important, X-Gene’s architectural advantages and value proposition have been validated by customers and other third parties.

I encourage you to go to our website, www.apm.com, to see what customers, ecosystem partners and third parties are saying about X-Gene and to learn more about our market leading HeliX family of ARM 64-bit embedded processors.

With that, let me turn the call over to Doug.

Doug Ahrens - CFO

Thanks Paramesh.

September quarter consolidated net revenues were $40.9 million dollars, below our guidance range by approximately $1 million dollars.

Connectivity revenues were $24.9 million dollars. After a very strong June quarter in Connectivity, we experienced weaker than expected demand in the September quarter due to cyclical trends in the service provider space.

Computing revenues were $16 million dollars. As we have discussed on prior earnings calls, the PowerPC architecture is in secular decline. That said, some of the applications in which our products are designed into have a long tail and will continue for a number of years. We believe the step function declines in the PowerPC business are largely behind us.

Importantly, X-Gene delivered significant growth as our design wins begin to move into general availability. We’re fully on track to ship more than 10,000 X-Gene units this fiscal year. This is a brand new category. As such, we expect quarterly metrics could be lumpy but the longer-term trajectory should clearly be up and to the right.

In terms of geographical splits, sales to North America accounted for approximately 47% of total revenues, sales to Europe contributed 22%, and sales to Asia contributed 31%. In the quarter, three customers accounted for more than 10% of our business: global logistics support vendor Wintec and distributors Avnet and Arrow. Distributor revenues for the September quarter were $21.8 million dollars.

Non-GAAP gross margin in the September quarter was 57 percent, below our guidance range primarily due to lower than expected Connectivity sales, which carry above-corporate-average gross margins. Our second quarter non-GAAP net loss was $5 million dollars or six cents per share. Our non-GAAP financials exclude certain items required by GAAP.

Our net loss on a GAAP basis was $11.7 million dollars or 15 cents per share, versus a net loss of $13.1 million dollars or 17 cents per share for the prior quarter. A complete reconciliation between GAAP and non-GAAP financials is available on our second quarter earnings release, which can be found in the Investor Relations section of our website. Please note, there is no reconciliation relating to forward looking statements.

Channel inventory, excluding certain non-cancelable, non-returnable orders, was 59 days, down from 80 days in the prior quarter. This reflects our conscious effort to reduce channel inventory levels.

Turning to the balance sheet, our cash and short-term investments were approximately $90 million dollars, compared to $99 million dollars in the prior quarter.

Internal inventory levels were $17.6 million dollars, down from $20.7 million dollars in the prior quarter, reflecting lower revenue expectations from our base business in the near-term. However, X-Gene inventory grew to support its commercialization.

Now, turning to our payments related to the Veloce acquisition: During the September quarter, Veloce payments were comprised of $1.1 million dollars in cash and $300 thousand dollars in stock. To date, we’ve paid a total of $162.2 million dollars out of the maximum Veloce merger consideration of $178.5 million dollars.

With regard to guidance for the December quarter, product and licensing revenues are forecasted to be $36 million dollars, plus or minus $2 million dollars. Our backlog coverage as of the date of this call is 80 percent. The book-to-bill ratio in the September quarter was 1.2, reflecting orders through the December and March quarters.

Factors that give us confidence in our December quarter forecast include: lean channel inventory levels, a high book to bill ratio, and strong backlog coverage.

We expect gross margins in the range of 55 to 59 percent.

Non-GAAP operating expenses are expected to be in the range of $28 to $29 million dollars. We expect earnings per share to be a loss of ten cents, plus or minus two cents, on a non-GAAP basis. Furthermore, we expect the share count to be approximately 79 million shares.

Importantly, we expect the cash flow from our base business will continue to support our investment in X-Gene.

Now, I’ll turn it back over to Paramesh for some closing remarks.

Paramesh Gopi - President & CEO

Thanks Doug.

In conclusion, we’d like to leave you with the following:

Our guidance comprehends extensive customer input and represents the sum of the total of the headwinds we see in the cyclical service provider order patterns and the secular migration away from embedded PowerPC.

While our base business is experiencing some temporary headwinds, we intend to make appropriate adjustments to move the base business towards break-even until X-Gene revenue breaks out.

Additionally, our HeliX family of ARM 64-bit embedded products has already been into leading Tier One platforms and should help to reignite our growth in the embedded market in the years ahead.

Finally, and most importantly, X-Gene is on track. We are making great progress with Tier One OEMs, large hyperscale end customers and a growing list of mid and large sized data center operators.

With that, we’d like to open the call up for questions. Operator?

Operator
(Operator instructions)
Your first question comes from the line of Matt Ramsey with Canaccord Genuity. Please proceed.

Matt Ramsey, Canaccord Genuity - Analyst
Yes, thank you very much for taking my question. I have a few.

I guess the first one, Paramesh, congratulations on the X-Gene achievement at the ARM TechCon with the two generations of X-Gene running. You mentioned in your prepared remarks, and I know that the plan was not to break out X-Gene revenue explicitly going forward, maybe you could give us a little bit of commentary around the magnitude of the growth in the quarter? It's the first couple of quarters here.

I know you've probably got some first batch orders for the part that's just becoming available. Doug, maybe do you expect X-Gene revenue to be up again in the December quarter? Thanks.

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
I think, as a matter of practice, X-Gene will eventually grow into our Computing business along with HeliX, but I can tell you that we experienced healthy double-digit growth in X-Gene this past quarter. We're pretty happy with what we see.

Also given the funnel of designs that we're starting to see, not just from our OEM customers, but from vertically integrated data center operators, we're happy to say that all of the third-party validation that we've seen thus far is actually proving to really satisfy end users.

Doug Ahrens, Applied Micro Circuits Corporation - VP & CFO
Hi, Matt. This is Doug. To follow-up, yes, we did see healthy double-digit growth percentage for X-Gene in the September quarter, which was in line with our expectations, so we're very pleased with that and all the progress that was made. To look forward, I made a comment about how everything looks up and to the right as we project forward as this new category unfolds.

In between, we have quarters where we'll see plateaus. We'll see ramps. That's the nature of a new category as we continue to ramp and create something like this of this type of magnitude. Each quarter is going to be moving towards the up and to the right direction over time, as I mentioned, but again we don't break out X-Gene specifically one quarter at a time.

Matt Ramsey, Canaccord Genuity - Analyst
All right. Thanks. Then I guess the next question I had is on the Connectivity business. As you mentioned, there's some pretty significant headwinds and implied that way in the guidance as well.

When do you guys see, or have the visibility to start to see a turnaround in that, as you talk your customers and see order patterns? The book-to-bill was healthy. Is that something you see turning around in the March quarter?

How do we get some timeline put together on our side as to when the business can come back to breakeven?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
Matt, I think that there's two things that have happened since we last guided. One is that the communication sector and a number of peers have indicated that this is a downturn of sorts. I think the one thing that we can tell you, and that I mentioned over and over in my prepared remarks, is we view this as a transitory period.

Having said that, our top customers have all told us that this is indeed a transitory period. I think in my prepared remarks, I said over the next few quarters, so that's the picture that I'd like to paint for you.

I will assure you that longer term we don't think that this headwind is going to last. More importantly, our customers also believe that this is transitory. As with anything like this, I think they've given us enough assurances from their point of view that the transitory nature of this is bounded.

Matt Ramsey, Canaccord Genuity - Analyst
All right. Understood. The last question for me, I noticed a couple times in the prepared remarks where there was some commentary along the lines that you guys were going to do and make some efforts to minimize losses, or bring back breakeven results in the base business until X-Gene ramps. Are there more specific actions, Doug, that you're planning on your side to cut costs further or to limit losses in this interim period here with the uncertainty in the connectivity side? Any kind of color you could provide there, or what those statements were implying would be helpful. Thanks a lot.

Doug Ahrens, Applied Micro Circuits Corporation - VP & CFO

Yes. One of the good things to mention here is about where we're at in our R&D cycle. We have developed some key product platforms. We've invested in ARM. We've invested in Connectivity, and we have developed some core IP that you're aware of. And from this position, we are actually then able to proliferate that, and take that IP into some adjacent market opportunities at a lower OpEx level to get those products to market. In our Computing group and our Connectivity group, that's the case. We're in a good position to capitalize on that.

One example that we had referred to recently was around HeliX, where we did exactly that. We took our investment in ARM, and we proliferated that very economically into the embedded space to create the HeliX family because that was something we were able to do with all the IP we had already developed. That type of continuation and things that we were planning on doing are now at our disposal to capitalize on.

Operator
Your next question comes from the line of Ambrish Srivastava with Bank of Montreal. Please proceed.

Ambrish Srivastava, BMO Capital Markets - Analyst
Hi, guys. Thanks.

Just a question on the cash flow, Doug, you mentioned that the cash flow will be sufficient to support the X-Gene development. Cash flow from ops has been negative now, so I just want to make sure I understood what you meant by the comment, and then I had a quick follow-up.

Doug Ahrens - Applied Micro Circuits Corporation - VP & CFO
Sure. Given the discussion we just had here about opportunities, we have to leverage the IP we have here and manage our P&L. We have the ability to get closer to breakeven in the coming quarters as those things play out.

We see these components we've talked about on the top line, if you break it down, you've got the PowerPC step function behind us. We've got the transitory events and the service provider side playing out, and then you've got X-Gene kicking in. When you put all that together, we clearly see that we have enough cash to see this through and commercialize X-Gene as we fully intended to do.

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
Ambrish, some more color on that just to make sure that I round off what Doug said, from a strategic point of view please recall that we are completely committed to FinFET. Our teams are now working on FinFET. The IP teams are also working on FinFET for both the Connectivity space as well as the Computing space, which is X-Gene and HeliX.

At the FinFET level, we will transform ourselves more into a platform silicon company, where we can highly leverage the investments we are making into a mask set to drive a wide range of products. From our perspective, we're fully committed to driving the businesses forward, and to Doug's point there, the notion of taking our businesses closer towards breakeven is fully in line with making sure that we are strategically scaling the Company to have maximum leverage as we move into the FinFET regime.

Ambrish Srivastava, BMO Capital Markets - Analyst
Okay. Just a clarification on that point, guys, Paramesh, thanks for the color, when you say transitory over several quarters, I just want to make sure, and then tie that to the cash flow, you're not committing to cash flow positive over the next couple of quarters in line with the actions you will be taking? We should be thinking that cash flow will turn breakeven over the next couple of quarters or so, right?

Doug Ahrens - Applied Micro Circuits Corporation - VP & CFO
That's the intent of those statements, Ambrish. As we move closer to breakeven, on a non-GAAP basis, that tends to track pretty well with cash flow from operations. As we turn a corner, that would be the desired outcome, to have the cash flow follow in line with that.

Ambrish Srivastava, BMO Capital Markets - Analyst
Okay, but you don't have a specific quarter that you're committing to yet, correct?

Doug Ahrens - Applied Micro Circuits Corporation - VP & CFO
No, we did not communicate that.

Ambrish Srivastava, BMO Capital Markets - Analyst
Okay, great. Thank you. Just a quick follow-up on HeliX, Paramesh, when do you expect that to start contributing to meaningful revenues?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
We've consistently said that it will be the end of 2015, early 2016.

Ambrish Srivastava, BMO Capital Markets - Analyst
Okay. Fiscal year?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
Calendar. Sorry, calendar fourth quarter 2015, first quarter 2016.

Ambrish Srivastava, BMO Capital Markets - Analyst
Got it. Thank you, sir.

Operator
Your next question comes from the line of Christopher Longiaru with Sidoti and Company. Please proceed.

Christopher Longiaru, Sidoti and Company - Analyst
Can you hear me? Hi, guys. My question has to do more with, we've had this depressed spending in the core business. Is there any visibility that you have into how much of that is just delayed contracts in China versus maybe some inventory in the channel? Can you give us any read into what the weakness looks like from your end?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
Very simple. The biggest contributor of this, I'll call it this cyclical spend negativity, has been North American CapEx. Funny enough, we have a good read on all the China customers, and it's come down to the Americas and 100 gig, in terms of big Tier 1 100 gig deployments for really long distance for converged routing and switching. That's where the big, I'll call it, the downturn has been for us.

As far as China's concerned, we don't see as big of an exposure there. Doug may want to comment.

Doug Ahrens - Applied Micro Circuits Corporation - VP & CFO
Sure, I can add to that. In China, we've seen continued healthy sell-through of product, and so China has been fairly consistent. There was a big June quarter. It ramped a lot, and then the sell-through continued on through the September quarter.

The impact we're feeling now is driven by the Americas, and a lot of the big customers of ours who have been publicly out there talking about service provider cyclical CapEx downturn.

Christopher Longiaru, Sidoti and Company - Analyst
How much did PowerPC decline quarter to quarter?

Doug Ahrens - Applied Micro Circuits Corporation - VP & CFO
In the Computing group, we said $16 million was the total for the computing segment, which was down from $18.8 million in the prior quarter.

Christopher Longiaru, Sidoti and Company - Analyst

A lot of that is tied to TSMC still. Is that a base for the next couple quarters? I know you said there will be a slow decline over time, but how do you expect that to trend just in the near term?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
No, please recognize that the first decline, the big step, was tied to the IBM.

Christopher Longiaru, Sidoti and Company - Analyst
I think that TSMC was the part that was left, right?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
Yes, and I think we said that that will still be intact over the last several years, is what we've said. Most of it is designed into sole source sockets and the hard copy industry between Japan and North America. We want to make sure that those sockets not only have a long tail, but they're also ideal candidates to be replaced by HeliX.

Christopher Longiaru, Sidoti and Company - Analyst
You did see a sharp cut in OpEx here. What should OpEx look like? What should we be modeling through the rest of F2015? How should we expect that to trend?

Doug Ahrens - Applied Micro Circuits Corporation - VP & CFO

We were able to reduce OpEx another $1.5 million this quarter. If you look back over the last year, we've taken about a 10% haircut on the OpEx with no impact to our R&D road map. It's been an effective process for us.

Going forward, again, we will continue to invest everything we need to in our core technologies without impacting those at all, but again we did not say anything about OpEx particular numbers beyond the next quarter. We'll be looking at all of the opportunities we have to gain additional efficiencies that we were already planning for next year. We will be exploring those here in the very near term to get ourselves back close to breakeven as quickly as we can.

Christopher Longiaru, Sidoti and Company - Analyst
Just in terms of the 10,000 units for X-Gene, can you give us an idea of how many of those are left in the last two quarters of the year?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
I think I'll go back to my prepared comments. We remain very confident that we will exceed that number.

Please recognize that just to put things in perspective, we've had a major Tier 1 OEM launch a full enterprise service platform with two named customers, one of them being an academic institution, the other being a government institution. Plus, we've got a full, almost a dozen ODM platforms that have been launched in the last 90 to 180 days. We have production silicon starts in the high-performance computing space as well.

From our perspective, we remain very optimistic about the X-Gene number that we put out there. Not only that, we remain pretty confident that all of the technology that we have today, both from an X-Gene 1 and an X-Gene 2 perspective is completely right-sized for large vertically integrated Tier 1 data center mega operators.

Christopher Longiaru, Sidoti and Company - Analyst
Thank you. I'll step out. I appreciate it.

Operator
Your next question comes from the line of Christopher Rolland with FBR Capital Markets. Please proceed.

Christopher Rolland, FBR Capital Markets - Analyst
Hi, guys. Thanks for the question.

I guess one for Paramesh, and then one for Doug. First for Paramesh, in terms of total X-Gene units, and this could be for 3Q or your expectations for 4Q, can you help us understand what is going to be standalone processors as a percentage of the total, and then what is going to be full development boards?

Then for Doug, why was there such a big drop in accounts payable? What were the moving parts there? Thanks.

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO

We have two things. From the early part of the category deployment phase, it included a combination of both development platforms. By the way, the development platforms have an X-Gene on them, so we do sell chips plugged into the platform. We look at those two things as selling X-Gene chips, period, number one.

Number two, as we move into the more commercialization and adoption phase, you will start to see obviously the chips are the dominant factor, not the platforms. Number three, I don't know whether you know this but if you go down to HP's website today, HP has a link on their website with Moonshot and other server platforms on the ARM side to clearly go off and look at how you can get X-Gene development platforms, which also sells X-Gene chips.

Fundamentally, you have these two big pieces of development platforms and chips starting to still drive revenue for us, but going forward, we have a lot more chips and fewer development platforms.

Doug Ahrens - Applied Micro Circuits Corporation - VP & CFO
Chris, your second question about accounts payable is purely a timing thing. It has to do with when we received invoices and when we paid them. Things that tend to move that one, and did in this case, was a mask set that was sitting there at the end of a quarter, so nothing beyond just timing related to that, no other indications.

Christopher Rolland, FBR Capital Markets - Analyst
Okay, thanks. Then you guys mentioned the 1.2 book to bill. I guess you said it was over both the December and March quarters. I'm just trying to figure out what to do with that, how to interpret it. What's your backlog coverage going into Q4? Is this implying a strong ramp in March? I just don't know what to do with it.

Then one last question for Doug, on the Veloce, there's maybe $14 million left. Is at all discretionary between stock and cash? Thanks.

Doug Ahrens - Applied Micro Circuits Corporation - VP & CFO
Sure. On the book to bill, we specifically highlighted this was for December and March because when you look at the revenue trend into the December quarter, you can conclude that we had a significant amount of bookings landing in the March quarter. That is starting to fill in nicely, and that was one of the factors we looked at when we gave our guidance of course, so longer lead orders, filling in March.

The other thing with regard Veloce, I think we have $16 million left to go. It's always at our discretion, and there are certain components that tend to be paid in cash and certain components paid in stock, but you can assume that it will be more stock than cash going forward. It's spread out over the next couple of years. It actually is pretty extended now. There aren't any big lumps in the near term.

Christopher Rolland, FBR Capital Markets - Analyst
Great. Thanks, guys.

Operator
Your next question comes from the line of Suji De Silva with Topeka. Please proceed.

Suji De Silva, Topeka Capital Markets - Analyst
Hi, Paramesh. Hi, Doug. I just wasn't clear on the embedded business, the core business, why it was weaker than the last few quarters, and why you're confident it stabilizes going forward? I know you gave some color on at, but I'd appreciate rehashing that.

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
Maybe let me restate. The biggest change in our overall business came from our Connectivity service provider side. Just to be very clear, I want to restate that. It is based on talking to our customers. It is their belief that this is a transitory short-term pause, and things should come back over the next few quarters.

On the embedded business, what we said was there's no change to our observation last quarter that PowerPC was essentially a technology and an architecture that was not gaining or actually losing momentum in the embedded space. I just want to be clear about that.

PowerPC is in decline. We talked about that, but we've achieved a notion of levels that are fairly flat going forward, based on our TSMC parts. The service provider business was one that really was, essentially, contributed to the headwinds that we see today.

Suji De Silva, Topeka Capital Markets - Analyst
Great. Thanks for clarifying that, Paramesh.

Then in terms of the X-Gene opportunity here, is there the potential for large deals or pull-ins that are upside surprise, given the nature of this rollout within the fiscal 2015 time frame? Is that something that's possible, given the way it's rolling out, or is it still early stage for that?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
Good question. Let me take you back to the three kinds of customers. There is basically large vertical data center operators that have more than 100,000 servers. That's where we have the least visibility into but we are engaged with all them. That's the type of stuff that could turn on and turn off, but the visibility on that stuff is smaller.

The HP and Dell, Tier 1 and Tier 2 hyperscale customers, are going through their own adoption cycle. I think I talked about this is a tip of the iceberg. We see a very wide funnel and different time slots in that funnel for various adoption and insertion point decisions.

The third piece of it that we've seen a lot more traction in the last quarter has been the networking/bundle server space, so people building specific server categories within their networking portfolio, like the Huaweis and Ciscos of the world. We are pretty optimistic about all those three.

Our sense of confidence remains high in terms of adoption as evidenced by the fact that we were very clear about at least a 10,000 unit type number. Most importantly, I would say that the traction that we're seeing on all those spaces has greatly increased. It's hard to predict whether they'll be pull-ins or not, but certainly those big vertical data center guys are really engaged now.

Suji De Silva, Topeka Capital Markets - Analyst

This question is a follow-up. It may not be fair, but I'll ask anyway.

What order of magnitude of customers in the vertical data center portion are potential to have a PO show up tomorrow, for example? Just to understand whether they're at that stage or not, and if it's 10, or 2, or so forth, if you can answer that?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
There are only five big guys in the world. I think we've engaged with all those five guys. I don't know whether I can say that there's a probability of a PO showing up tomorrow, but we're engaged with all the big guys who operate their own vertical data centers.

By the way, the one thing that I want to also point out here is that something that may not be widely known is that the Tier 2 data centers, where people have anywhere between 10,000 to 100,000 servers, we're extremely optimistic about what's going on in there as well. If you go look at our key partners like Canonical and Red Hat, they're also extremely optimistic about the insertion points of ARM in the Tier 2 data centers. I classify that as people operating between 10,000 and 100,000 servers.

Suji De Silva, Topeka Capital Markets - Analyst
Just one last question on OpEx, since that's coming is that already factored into your OpEx run rate, or is there going to be a step up? I've asked before, but I just want to double check on that.

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
Just to be clear, we've said this over and over again, we're fully committed to FinFET. People are already working in FinFET today. What I wanted to say there, and I want to contextualize FinFET along with something really important, when we talk about expense and leveraging our platform abilities, we're already preparing to do that in the wake of a FinFET transition.

When Doug talked about moving the businesses closer towards breakeven, that is fully factored into our thinking today because we have to do that as part of our FinFET strategic advancement anyways. High platform leverage, both on Connectivity and on the Computing X-Gene, HeliX side, is in our sights. We remain confident that we'll be able to get there. It's already factored into our thinking, factored into our modeling, as we move into that technology generation.

The other thing I wanted to follow up on, and I think I may have gotten cut off is, we talked about Tier 2 data centers. If you look at guys that HP has talked about publicly, they include people like the Yahoos and the Ebays of the world and the PayPals of the world. All of these types of data center operators will be considered Tier 2, yet they have a much more predictable, faster end game in terms of ramping a new category. We remain extremely optimistic about the technology getting into that type of Tier 2 data center in the near-term.

Suji De Silva, Topeka Capital Markets - Analyst
Great. Thanks for the color.

Operator
Your next question comes from the line of Krishna Shankar with ROTH Capital. Please proceed.

Krishna Shankar, ROTH Capital Partners - Analyst
Yes, Paramesh Gopi, congratulations on the X-Gene momentum. Can you give us some more color? You mentioned the two end customers that HP is shipping to, an academic R&D lab and the government institution. Can you talk a little bit about those deployments, and what kind of feedback are you hearing from HP and their end customers on the initial X-Gene deployment?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
Yes, both of them. First of all, I'll tell you, one of them is Sandia National Labs, and they're pretty much using X-Gene for a variety of scientific computing applications today. I think the one thing that we can tell you is that they have essentially been able to change from a Xeon based system to an X-Gene based system, primarily to accommodate the needs of their power envelope for a given computer workload.

I think there's also been real data now published, both the scientific community and in the technology press about what they've done relative to Xeon versus an ARM implementation with X-Gene.

Krishna Shankar, ROTH Capital Partners - Analyst
Is that with the NVIDIA GPUs that they've done that, the NVIDIA plus the AMCC?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
That's a good question. There are two initiatives. One, Sandia is alone, without any GPUs. This is not for a GPU application. This is for a scalable compute application without a GPU.

CERN in Europe, the reason I brought that up in my prepared remarks is for the first time we've got the largest, the guys who invented the world wide web, CERN, and the biggest supercomputing facility in Europe, who have now published data that talk about the energy efficiency of X-Gene versus a competitive x86 solution in a very large scale-out deployment, with and without GPUs. The data that we've seen now is now mirrored with CERN's looking at X-Gene deployments.

As far as the University of Utah's concerned, our understanding is that there's a special project for high scale-out compute that they're using, either for the DOE or for another government organization that has very tight power envelope associated with it.

In every case performance per watt, per gigabit of bandwidth, per gigabyte of memory wins. It's funny because the TCO white paper that Moor put out and HP uses for their calculation is fully concordant with all the deployments that we are seeing.

Krishna Shankar, ROTH Capital Partners - Analyst
Okay. Then my follow-up question, your large competitor now is talking about a rapid proliferation of custom platforms with the x86 architecture, a lot of custom chips to be deployed. How are you countering some of the misconceptions that X-Gene just fits in the microserver market rather than the mainstream server market?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
I don't think I need to counter that misconception, when the VP of engineering at HP stands up in front of a public audience and says, this is a real server. I defer to a customer's view on that conception.

As far as the SOC concept is concerned, X-Gene is the first server SOC. I'll remind you that the decade-old x86 architectural monopoly has always had the opportunity to build SOC. By definition, an SOC is customized.

I will also remind you that as a small company our size, we have built custom integrated circuits for our OTN devices, our very high-performance analog 100 gigabit devices that are shipping to multiple module vendors today. We're no stranger to building semi-custom chips. It's been in our blood. We do that for a living. I think it's almost like we've had an architectural monopoly catch up to what is status quo, which is building SOCs and semi-custom devices for markets.

I would also point out that given X-Gene's compelling value proposition for a number of workloads because of the integration associated with it, X-Gene tends to remove the notion of multiple tiers of Xeon processors, and essentially will tend to threaten the existing architectural monopoly with its compelling value proposition. Therefore, the notion of customization may be there to protect an existing market.

Krishna Shankar, ROTH Capital Partners - Analyst
Great. Finally, Doug and Paramesh, I know last quarter and maybe the quarter before that you, indicated a longer-term milestone of doubling your quarterly revenue run rate in 18 to 24 month timeframe. Can you just update us on that longer-term milestone and where you stand now with your pipeline of design wins?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
I can tell you that our design win pipeline continues to expand. The proof in terms of customers adopting this, they're going through their adoption cycles. I can also say that we're confident in the earnings power that X-Gene will generate over the next several years.

We're also factoring in the fact that all of the pieces between X-Gene, X-Weave, and HeliX will all have a significant impact to our revenue. From our point of view, the next several years, it is not untenable for us to change the revenue trajectory of our company compared to where we are today.

Krishna Shankar, ROTH Capital Partners - Analyst
Okay, thank you.

Operator
Your next question comes the line of Rick Schafer with Oppenheimer and Company. Please proceed.

Shawn Simmons, Oppenheimer & Co. - Analyst
Hi, guys. This is Shawn Simmons calling in for Rick. I just had one quick question on gross margins. Obviously, they're staying flattish sequentially. When would you expect them to tick back up? Is that just simply a function of Connectivity coming back? How does X-Gene play in there? Are you guys seeing a benefit to gross margins with X-Gene, as you start to initially ramp it? Or should we expect that margin level to be a drag until it gets to scale?

Doug Ahrens - Applied Micro Circuits Corporation - VP & CFO
Sure. You've got the main driver in the near-term is the mix. The more Connectivity we have, the more margins go up. The more embedded we have, the more margins go down. It's a direct result of the mix going forward.

As we look at X-Gene, as with any processor in those early stages, when you're going through the yield improvements and all of those types of things, you're not at your steady-state gross margin. In the very early stages, you tend to have lower gross margins as you work through those things. That's common with all processors.

Then, as you ramp up into high-volume production and you work through those things, your margins rise. When we stack these up, you can think of our Connectivity business as above corporate average gross margins. The embedded business is on the lower end. It's below corporate average, and X-Gene is in the middle.

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
Also to remind you, Shawn, that as with any processor, if you look at Ivy Bridge, Romley, Grantley, it's about an 18 month cycle for appropriate yield improvements and margin pinning. We are no different. Intel sets the standard, and everybody else just pretty much follows it.

From our perspective, we're confident that we'll get to the right gross margins. Plus we also have the additional notion of binning that will use to make sure that we extract the maximum value for high-performance computing applications as opposed to scale-our data center applications.

Shawn Simmons, Oppenheimer & Co. - Analyst
Okay, great. Then I guess just looking over the next few quarters, obviously it's going to be lumpy in terms of X-Gene, It looks like it will be, let's call it, a few million this fiscal year, but into 2016, does that double? Does it triple? Where can this business actually go to?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
I think it's very clear that we represent the forward end of the spear of ARM in the data center. By any analyst's estimates, it's anywhere in 2016 and 2017 between 8% and 15% of all of the $10 billion plus market there. From our perspective, here we are, we've built a bridge from nothing to the first 10,000 units or more. We've also said that we are ahead of where we needed to be in terms of what we thought was meaningful this year.

If you look at that, if you were to construct a line, it's now determined primarily by adoption dynamics in a really mission-critical infrastructure space. From my perspective, I would ask you to say that if you look at the funnel of opportunities, it's extremely large. The adoption dynamics, whether that category in 2017 becomes 8% to 15%, and it's bridged going from a 2% to a 4% to an 8%, that's directly a function of adoption dynamics.

I can tell you one thing; the market and us, the market evolving and us are one. If there's ARM in the data center, it's APM. We know that's a fact.

From our perspective we stand to gain a very large chunk of that market. I strongly believe that given the proof points that have been evidenced over the last quarter, we are in line two years out to make sure that we're a meaningful chunk of that ARM piece of the data center.

Operator

Your next question comes the line of Hans Mosesmann with Raymond James. Please proceed.

Hans Mosesmann, Raymond James - Analyst
Thanks. Hi, Paramesh. There's been some headlines today that the Chinese government is going to try to move away from Windows and some other operating systems. That supports some speculation that we've been hearing since the summer.

What have you guys heard? What implications on the hardware side of things, or on the processor side of things, are of such a move in China, in data centers, or in just normal PC-like platforms?

Paramesh Gopi, Applied Micro Circuits Corporation - President & CEO
Very interesting question. If you recall last quarter, Hans, we made some comments in our prepared remarks and our Q&A about the level of interest and engagement with Chinese data center operators.

I think that really has really increased, number one. Number two, in our opinion there is in fact a very strong sense in China to move away from captive architectures in general, captive architectures being the likes of x86 and Intel, captive architectures being the likes of single or double module suppliers for 100 gig.

I think we're fully aware of the amount of work that is being done by the open source community, specific contributions from Chinese software developers that we're starting to see enter the open source community. More importantly, the notion of how do we go to a non-x86 infrastructure going forward, that has become a mandate.

I don't know whether we've talked about this in public before, but as of about 1.5 years -- about 18 to 24 months ago, there was a mandate by our China customers to move away from MIPS and PowerPC towards ARM, and in that same stroke, really focus on ARM as being a technology for the future for all 64-bit embedded applications. Not only are we seeing huge traction for X-Gene in the China data center market, but HeliX is an extremely important candidate for the Chinese market going forward.

Hans Mosesmann, Raymond James - Analyst
Okay. Thank you.

Operator
There are no further questions. That concludes today's conference. Thank you for your participation. You may all now disconnect. Have a great day.